FOR IMMEDIATE RELEASE	For More Information Contact:
April 18, 2007	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports
3% Quarterly Earnings Increase

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending March 31, 2007 of $3.8 million compared to $3.7 million reported during the same period of 2006.  Net income per share (diluted) was $0.58 for the first three months of 2007, a 2% increase over the $0.57 per diluted share during the same period of 2006.  For the quarter ended March 31, 2007, Palmetto Bancshares, Inc. reported a 14.94% return on average shareholders' equity and a 1.32% return on average assets.

Total assets at quarter end were $1.2 billion, up 6% or $68.4 million over the quarter ended March 31, 2006.  When comparing the same periods, total loans increased 11% to $958.4 million, and total deposits increased 7% to $1.1 billion.

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $1.953 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.